EXHIBIT 99.1


 FINANCIAL CODE OF ETHICS


                                Pall Corporation
                            Financial Code of Ethics
 Applicable to the Chief Executive Officer, Chief Financial Officer, Controller and Other Employees with Important Roles in the Financial Reporting Process


Pall requires ethical conduct in the practice of financial management throughout its worldwide organization. The individuals subject to this Financial Code of Ethics ("Code") have an important role in financial compliance and governance. They are uniquely positioned and empowered to ensure that the interests of the Company and its stockholders are appropriately balanced, protected and preserved. In addition to the Pall Code of Ethical Behavior applicable to all employees, this Code provides principles that these officers and managers must adhere to and advocate concerning financial management.

The individuals subject to this Code will:
1. act at all times with honesty, integrity and independence, avoiding actual or apparent conflicts of interest between personal and professional relationships.
2. discuss with the Corporate Compliance and Ethics Officer, or, in the case of the Chief Executive Officer, with the Chairman of the Audit Committee and the Corporate Compliance and Ethics Officer, in advance, any transaction that reasonably could be expected to give rise to a conflict of interest.
3. provide full, fair, accurate, timely and understandable financial disclosures in internal reports as well as all reports and other documents that are filed or submitted by the Company to the Securities and Exchange Commission, any other regulatory body or used in other public communications.
4.   comply with all applicable governmental laws, rules and regulations.
5.   follow and enforce this Code.
6. formally and promptly communicate any suspected breach of this Code directly to the Corporate Compliance and Ethics Officer (516-801-9811) or on a confidential basis, which may be done anonymously, through the Company provided Hotline (800-932-5378).*

Violation of this Code will result in disciplinary action up to and including termination of employment from the Company.

*Attached is a document that outlines the employee complaint procedures for financial matters. This procedure applies to all employees, not just finance personnel.